Exhibit 10.1
PERFORMANCE SHARE GRANT #
WGL Holdings, Inc.
Omnibus Incentive Compensation Plan
Performance Share Award Agreement
TO:                                          (Participant)
     You have been selected to be a Participant in the WGL Holdings, Inc. Omnibus Incentive Compensation Plan (the “Plan”). In accordance with the Plan, you have been awarded certain Performance Shares, as specified below:
Target Number of Performance Shares:                                             (the “Performance Shares”)
Performance Period:                                             to                                            (the “Performance Period”)
Performance Measure: Annualized Total Shareholder Return (as determined below) compared to the Peer Group shown on Exhibit A to this Agreement (the “Performance Measure”).
     THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), effective                     , provides terms and conditions of an award of Performance Shares (the “Award”) to you, the Participant named above, pursuant to the provisions of the Plan, and subject to terms and conditions of this Agreement.
     The Plan provides a complete description of the terms and conditions governing the Performance Shares. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms have the meanings ascribed to them in the Plan, unless otherwise indicated in this Agreement.
     In accordance with this Agreement and the Plan, the parties hereto agree as follows:
     1. Performance Period. The Performance Period commences on                                           , and ends on                                           .

This document constitutes part of a prospectus covering securities which have been registered under the Securities Act of 1933.
(DATE)

     2. Value of Performance Shares. Each Performance Share represents and has a value equal to one share of common stock (the “Shares” or “Stock”) of WGL Holdings, Inc. (the “Company”).
     3. Performance Shares and Achievement of Total Shareholder Return Performance Measure. The number of Performance Shares to be earned under this Agreement is based upon the Company’s Total Shareholder Return as compared to the Total Shareholder Return of the Company’s Peer Group (as identified in Exhibit A) during the Performance Period.
    Total Shareholder Return shall be determined as follows:

Total Shareholder	=	Change in Stock Price + Dividends Paid

Return		Beginning Stock Price
     Beginning Stock Price means the average closing prices as reported on the New York Stock Exchange (the “NYSE”) of one share of the Company’s common stock for the thirty (30) trading days ending immediately prior to the first calendar day of the Performance Period. Ending Stock Price means the average of the closing prices on the NYSE of one share of the Company’s common stock for the last thirty (30) trading days prior to the end of the Performance Period. Change in Stock Price means the difference between the Beginning Stock Price and the Ending Stock Price. Dividends Paid means the total of all dividends paid on one (1) share of stock during the Performance Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter.
     Following the Total Shareholder Return determination, the Company’s Percentile Rank shall be determined as follows:

Percentile		Company Rank (from the bottom)

Rank	=	Total number of companies in Peer Group
Including the Company
     Company Rank shall be determined by listing from highest Total Shareholder Return to lowest Total Shareholder Return each company in the Peer Group (including the Company) and counting up from the company with the lowest Total Shareholder Return.
     The percent of the targeted Performance Shares earned shall then be determined based on the following chart:

Percent of
Target Award
Company’s Percentile Rank	Earned

90th	200%
70th	150%
50th	100%
30th	50%
Below 30th	0%

     Interpolation shall be used to determine the percent of targeted Performance Shares Earned in the event the Company’s Percentile Rank does not fall directly on one of the ranks listed in the above chart.
     4. Termination of Employment or Service. For purposes of this paragraph, the term “Employer” means the Company or the Company’s Subsidiary that employs the Participant, or to which the Participant provides services, on the effective date of this Agreement. Except as provided below, and subject to the provisions of Section 5 of this Agreement relating to a Change of Control, a Participant is eligible for payment of earned Performance Shares, as specified in Section 3, only if the Participant’s employment or service with the Employer continues through the end of the Performance Period.
     Subject to the provisions of Section 5 of this Agreement relating to a Change of Control, if a Participant terminates employment or services with the Employer prior to the end of the Performance Period for any reason, including voluntary or involuntary termination, death, disability or retirement, the Human Resources Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion, may determine that the Participant shall be eligible for that proportion of the number of Performance Shares earned under Section 3 for such Performance Period that his or her number of full months of participation during the Performance Period bears to the total number of months in the Performance Period. In the event of the death of the Participant, the Participant’s designated beneficiary or estate shall be entitled to the Performance Shares under the same conditions as would have been applicable to the Participant.
     5. Change of Control. In the event of a Change of Control, as defined in the Plan, the number of Performance Shares shall vest pursuant to the terms of the Company’s Change in Control Policy.
     6. Dividends. The Participant has no right to any dividends with respect to the Performance Shares until the Performance Shares are issued by the Company and delivered to the Participant following the completion of the Performance Period and achievement of the Performance Measure.

     7. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to the Performance Shares until the Performance Shares have been issued and delivered to the Participant.
     8. Form and Timing of Delivery of Performance Shares. Delivery of the earned Performance Shares to the Participant shall be made in an equal number of shares of Company Stock. Performance Shares shall be issued to the Participant as promptly as practicable following the close of the Performance Period.
     9. Adjustments. Subject to Section 4(d) and 8(e) of the Plan, if the Committee determines that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of stock, stock or cash dividend, other distribution, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants, then the Committee shall, in such manner as it may deem equitable, adjust any of all of the certain specified terms of Awards, including this Award. These adjustments may include, among other adjustments, adjustments to the number and kind of shares of stock relating to this Award (or, if deemed appropriate, the Committee may make provisions for a cash payment with respect to this Award). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in this Award (including, without limitation, cancellation of outstanding Awards or substitution of Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, among other matters, events constituting a Change of Control) affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations or accounting principles.
     10. Tax Withholding. The Company may deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company or its affiliates, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.
     11. Share Withholding. Participants may elect to satisfy the tax withholding requirement, in whole or in part, by having the Company or its affiliates withhold Shares having a Fair Market Value equal to taxes required to be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
     12. Limitations on Transferability. Except as otherwise provided by the Plan or by the Committee, the Participant’s rights under this Agreement and the right to Performance Shares under this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Participant’s rights under the Plan and this Agreement shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.
     13. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be distributed in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
     14. No Right to Continued Employment or Service. Neither the Plan, this Agreement, the Award nor any action taken hereunder shall be construed as giving the Participant or any employee or any person the right to be retained in the employ or service of the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the Participant’s employment or service at any time.
     15. Successors and Assigns. All obligations of the Company and its Subsidiaries under the Plan and this Agreement, with respect to this Award, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all of the business and/or assets of the Company. See Paragraph 9 of this Agreement and Sections 4(d) and 8(e) of the Plan regarding certain adjustments the Committee may make to this Award in the event there is a successor to the Company.
     16. Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the Plan may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee may impose such restrictions on any Shares delivered pursuant to this Agreement, as it may deem advisable including, without limitation, restrictions under applicable Federal or State securities laws and requirements of any stock exchange where the Stock is traded. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.
     17. Amendment and Termination of the Plan. The Plan may be amended or terminated by the Board of Directors of the Company without stockholder approval unless the Board seeks to increase the number of shares of common stock subject to the Plan or stockholder approved is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the common stock is then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable.
     18. Miscellaneous.
(a)	If the Performance Period under this Agreement ends on a non-trading day, the Performance Period will be deemed to end on the immediately preceding trading day. If the day for any other action to be taken under this Agreement falls on a non-business day for the Company, the period for taking such action will extend through the Company’s next business day.

(b)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.

(c)	This Agreement is subject to all applicable laws, rules, and regulations and any required approvals by any governmental agencies or national securities exchanges.

(d)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Virginia.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of                                            .

WGL Holdings, Inc.
Participant

By:

	Title:	Chairman and Chief Executive Officer
Attachment: Exhibit A: Peer Group List